SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            FORM N-8A
                   NOTIFICATION OF REGISTRATION
              FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Kopp Funds, Inc.

Address of Principal Business Office:

7701 France Avenue South, Suite 500
Edina, Minnesota  55435

Telephone number (including area code):  (612) 920-3322

Name and Address of Agent for Service of Process:

Kathleen S. Tillotson
Kopp Funds, Inc.
7701 France Avenue South, Suite 500
Edina, Minnesota  55435

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES [X]         NO

          Pursuant to the requirements of the
Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Edina and State of Minnesota on the 20th day of June, 1997.


                              KOPP FUNDS, INC.


                              By:  /s/ LeRoy C. Kopp
                                   -------------------------------------
                                   LeRoy C. Kopp,
                                   Chief Executive Officer and President


                          Attest:  /s/ Kathleen S. Tillotson
                                   -------------------------------------
                                   Kathleen S. Tillotson, Secretary